SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 21, 2004 (September 15, 2004)

Rockford Corporation

(Exact name of registrant as specified in its charter)

Arizona	000-30138	86-0394353
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(480) 967-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 2.05. Costs Associated with Exit or Disposal Activities

Item 2.06 Material Impairments

Item 7.01. Regulation FD Disclosure

Item 9.01. Financial Statements and Exhibits

SIGNATURES

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial
Obligation or an Obligation under an Off-Balance Sheet Arrangement

     Rockford determined on September 15, 2004, that it had not met the EBITDA covenant as of the end of August 2004, under Rockford’s asset based credit facility with Congress Financial Corporation (Western). Rockford notified Congress of this event on the same date. The failure to meet the EBITDA requirement constitutes a default under the current terms of the credit facility.

     In addition, the placement of MB Quart GmbH into receivership in Germany, described in Item 2.05 of this report, will constitute an event of default under the Congress facility and under Rockford’s $12.5 million 4.5% Convertible Senior Subordinated Secured Notes due 2009 (the “Notes”). Because the Intercreditor Agreement between Congress and the holders of the Notes prevents the holders from taking collection actions with respect to defaults without Congress’ consent, the event of default on the Notes is not expected to have a material effect on Rockford.

     Rockford has met with Congress to discuss these defaults and is working closely with Congress to waive the defaults and amend the terms of the EBITDA covenants. In light of the cash savings that will result from the MB Quart GmbH receivership, compared to other alternatives, Congress has indicated its support of Rockford’s decision to place MB Quart GmbH into receivership in Germany.

     As of the date of this report, however, Congress has not formally waived these defaults. Under the terms of the Congress facility, Congress has the right to declare the amounts outstanding on the facility immediately due after an event of default. If it were to do so, Rockford would not have the cash necessary to repay the facility, which had an outstanding balance at September 15, 2004 of $24,830,259. Rockford does not expect Congress to accelerate the facility and believes its relationship with Congress remains strong.

Item 2.05. Costs Associated with Exit or Disposal Activities.

     Rockford’s Board of Directors committed Rockford to a realignment of its business on September 20, 2004. Under this realignment Rockford will focus on its core mobile audio business and divest its non-core businesses. Initially, in connection with this plan, Rockford will place Rockford’s German subsidiary, MB Quart GmbH, into receivership under German law. Rockford’s decision to divest non-core businesses results from Rockford’s re-examination of its business strategy in light of Rockford’s poor financial performance and resulting decision to realign its business. Management and the Board of Directors have concluded that a focus on Rockford’s core competency in mobile audio products should reduce the capital requirements of the business and allow Rockford to take actions that will improve Rockford’s financial performance.

     MB Quart GmbH owns the MB Quart brand outside of North America and is based in Obrigheim, Germany, where it manufactures speakers and headphones. Rockford has decided to stop supporting MB Quart’s operations in Germany because MB Quart GmbH continues to suffer pre-tax losses of approximately $750,000 per quarter despite Rockford’s substantial efforts over the past two years to reduce costs and increase sales.

     After considering several options, Rockford has decided that the most efficient way to discontinue MB Quart’s operations in Germany is to place MB Quart GmbH into receivership under German law. The receiver will be independent of Rockford. Rockford believes this action is appropriate due to the extended time and additional losses and cash drain that would be needed to operate the facility if other restructuring or divestiture measures were chosen. If Rockford allowed the losses at MB Quart to continue, they could have a material negative impact on Rockford’s overall cash availability. The receivership is expected to have a minimal cash impact on Rockford and to conserve cash compared to other available options.

     Rockford owns the MB Quart brand in North America and North American sales results have been favorable for the brand. Rockford plans to continue to develop the North American market for MB Quart and will seek new supply sources for the brand as necessary.

     Rockford plans in the third quarter to establish reserves against its investment in, and loans to, MB Quart GmbH. This will result in a non-cash charge estimated to be approximately $11 million. Rockford expects to report a more precise amount for this charge when it files on Form 10-Q its quarterly financial statements for the quarter ending September 30, 2004.

Item 2.06. Material Impairments

     In connection with Rockford’s decision to realign its business and refocus on its core mobile audio businesses, Rockford has undertaken an initial review of reserves and other assets carried on its financial statements. Based on this review Rockford concluded, in connection with the Board of Directors’ decision to realign the business on September 20, 2004, that a material charge is required with respect to certain of Rockford’s assets.

     Rockford has not determined the precise amount of the necessary charges and does not expect to do so until it completes the preparation of its financial statements for the third quarter. Based on the information currently available, Rockford estimates that it will take additional non-cash reserves or write-offs related to the realignment totaling approximately $25 million, including:

•	approximately $11 million for reserves against Rockford’s investment in, and loans to, MB Quart GmbH as described in Item 2.05 of this report,

•	approximately $7 million to establish a valuation allowance against Rockford’s U.S. deferred tax assets,

•	approximately $3 million to establish reserves against Rockford’s Omnifi and other inventory. The Omnifi reserve is necessary because of a decision to decrease the suggested retail price of Rockford’s Omnifi products in order to place them in a more competitive position relative to competing products, and

•	approximately $4 million for goodwill associated with Rockford’s acquisition of the Q-Logic brand and business. Although Rockford believes the Q-Logic brand is a solid part of Rockford’s mobile audio business, its financial performance has been less than expected. As part of its review of its businesses in connection with its realignment analysis, Rockford has concluded that it is appropriate to establish reserves against the goodwill associated with the acquisition of this business.

     After these write-offs, Rockford expects that its shareholder’s equity will remain substantially positive.

Item 7.01. Regulation FD Disclosure

     On September 21, 2004, Rockford issued a news release regarding the strategic realignment of its businesses and decision to divest its non-core businesses (discussed in Item 2.05 of this report), anticipated impairment charges (discussed in Item 2.06 of this report), and defaults under the Congress facility (discussed in Item 2.04 of this report). A copy of the news release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	News Release of Rockford Corporation dated September 21, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockford Corporation (Registrant)
Date: September 21, 2004	By:	/s/ W. Gary Suttle
W. Gary Suttle
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	News Release of Rockford Corporation dated September 21, 2004